Exhibit 99.1

CORMEDIX INC. REPORTS fourth QUARTER and full year 2019 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

Company in process of submitting New Drug Application (NDA) for Neutrolin® for prevention of catheter-related blood stream infections via a rolling review granted by FDA

Conference Call Scheduled for Today at 4:30 p.m. Eastern Time

Berkeley Heights, NJ – March 16, 2020 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced financial results for the fourth quarter and full year ended December 31, 2019 and provided an update on recent business developments.

Recent Corporate Highlights:

•	The Company has begun the submission process of the New Drug Application (NDA) for Neutrolin® for the prevention of catheter-related blood stream infections (CRBSIs) in hemodialysis patients. The US Food and Drug Administration granted the Company’s request for a rolling review, which is designed to expedite the review process for products being developed to address an unmet medical need.

•	CorMedix has been granted a deferral under the Pediatric Research Equity Act (PREA) that requires sponsors to conduct pediatric studies for NDAs for a new active ingredient, such as taurolidine in Neutrolin, unless a waiver or deferral is obtained from FDA. A deferral acknowledges that a pediatric assessment is required, but permits the applicant to submit the pediatric assessment after the submission of an NDA. CorMedix has made a commitment to conduct the pediatric study after approval of the NDA for use in adult hemodialysis patients, and has submitted a plan for the proposed pediatric study to FDA for review and approval. Pediatric studies for an approved product conducted under PREA may qualify for pediatric exclusivity, which would provide an additional six months of market exclusivity. Neutrolin would then have the potential to receive a total marketing exclusivity period of 10.5 years.

•	The Company believes it is on schedule for potential approval of the NDA during the second half of 2020. However, because the FDA has announced that it is postponing most foreign inspections through April and inspections outside of the US deemed mission-critical will still be considered on a case-by-case basis, we cannot predict if this will delay approval of the NDA. Pre-approval inspections of the manufacturing facilities relied upon for manufacturing of Neutrolin are required. The Company will provide updates on any delays that would prevent approval of the NDA in the second half of 2020 as it becomes aware of them.

•	CorMedix has begun building internal functions for medical affairs and payer markets, and hiring individuals to fill senior roles in these new units. This gradual build up is expected to help the Company move forward in preparing and refining its launch plans as it moves closer to a potential Neutrolin approval. CorMedix intends to continue building out those functions over the course of 2020, ending with the hiring of the field sales force and support staff.

•	CorMedix has been approved by the New Jersey Economic Development Authority (NJEDA) to transfer approximately $5.5 million of the total $6.0 million of its available tax benefits to an unrelated, profitable New Jersey corporation pursuant to the Company’s application to participate in the New Jersey Technology Business Tax Certificate Transfer (NOL) program for State Fiscal Year 2019, for approximately $5.2 million in net proceeds. Closing will occur as soon as possible.

Khoso Baluch, CorMedix CEO commented, “We are very pleased to have received FDA agreement to submit our NDA on a rolling basis, and to have commenced the submission process as a result. We plan to continue our filing schedule and to be on track for a decision in the second half of 2020, although we cannot at this time anticipate the impact on our timetable of the FDA’s postponement of most foreign inspections. We will continue the NDA submission process along our planned timeline and will provide material updates as they become available.”

4th Quarter 2019 Financial Highlights

For the fourth quarter of 2019, CorMedix recorded a net loss attributable to common shareholders of $5.3 million, or $0.21 per share, compared with a net income of $2.2 million, or $0.10 per share, in the fourth quarter of 2018, an increase in net loss of $7.5 million. The increase in net loss in the fourth quarter 2019 compared with the gain in the fourth quarter of 2018 was driven primarily by the reversal of clinical trial expenses as a result of the settlement agreement with our CRO in 2018. Operating expenses during the fourth quarter of 2019 were $5.4 million, compared with a gain of $2.1 million in the fourth quarter of 2018, an increase of approximately $7.5 million.

Full Year 2019 Financial Highlights

For the year ended December 31, 2019, CorMedix recorded a net loss attributable to common shareholders of $43.5 million, or $1.80 per share, compared with a net loss of $26.8 million, or $1.51 per share, an increase of $16.7 million. The increase in net loss was driven primarily by the deemed dividends recognized as a result of the exchange agreement and modification of certain warrants totaling $27.1 million for the year ended December 31, 2019, partially offset by decreased clinical trial expense of $9.7 million. The net loss before recognition of the deemed dividends during the year ended December 31, 2019 was $16.4 million.

Operating expenses during the year ended December 31, 2019 amounted to $20.9 million compared with $26.9 million during the comparable period in 2018, a reduction of $6.0 million, or 22%, due to a 41% reduction in R&D expense partially offset by a 22% increase in SG&A.

Total cash on hand and short-term investments as of December 31, 2019 amounted to $28.3 million, excluding restricted cash of $0.2 million. The Company believes that, based on the Company’s cash resources at year end plus the $2.5 million of ATM proceeds received since the beginning of 2020 and the $0.4 million net proceeds from the exercise of warrants, it has sufficient resources to fund operations into the second quarter of 2021, including the submission of the NDA for Neutrolin and initial preparations for commercial launch.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, March 16, 2020, at 4:30 PM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information is as follows:

Domestic:	877-423-9813
International:	201-689-8573
Passcode:	13698818
Webcast:	http://public.viavid.com/index.php?id=137974

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters. The Company recently completed a Phase 3 clinical trial of Neutrolin in patients undergoing chronic hemodialysis, which showed a 71% reduction in catheter-related bloodstream infections (CRBSIs) relative to the heparin control arm (p=0.0006) with a good safety profile. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the Neutrolin development path, including whether a second Phase 3 clinical trial for Neutrolin will be required; the resources needed to complete the information required to submit a new drug application for Neutrolin to the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. At this time, we are unable to assess whether, and to what extent, the uncertainty surrounding the Coronavirus pandemic may impact our business and operations.

These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

617-535-7746

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CORMEDIX INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2019	2018	2019	2018
Revenue:
Net sales	$24,779	$26,523	$283,266	$429,797
Cost of sales	(46,125)	(22,113)	(373,234)	(396,786)
Gross profit	(21,346)	4,410	(89,968)	33,011

Operating Expenses:
Research and development	(2,677,007)	4,347,262	(11,052,903)	(18,822,488)
Selling, general and administrative	(2,678,231)	(2,213,441)	(9,865,005)	(8,074,719)
Total Operating Expenses	(5,355,238)	2,133,821	(20,917,908)	(26,897,207)
Income (loss) From Operations	(5,376,584)	2,138,230	(21,007,876)	(26,864,196)

Other Income (Expense):
Interest income	75,788	6,235	322,668	36,618
Foreign exchange transaction loss	2,126	4,052	(21,156)	(179)
Change in fair value of derivative liability	-	-	-	-
Interest and amortization expense	(6,276)	-	(787,488)	(1,873)
Total Other Income (Expense)	71,638	10,287	(485,976	34,566
Net Loss Before Income Taxes	(5,304,946)	2,148,518	(21,493,852)	(26,829,630)
Tax benefit	-	-	5,060,778	-
Net Loss	(5,304,946)	2,148,518	(16,433,074)	(26,829,630)
Other Comprehensive Income (Loss)	(3,308)	5,524	735	(1,911)
Comprehensive Income (Loss)	$(5,308,254)	$2,154,041	$(16,432,339)	$(26,831,541)

Net loss	(5,304,946)	2,148,518	(16,433,074)	(26,829,630)
Deemed dividend as a result of warrant modification	-	-	(369,500)	-
Deemed dividend as a result of exchange of convertible note and Series C-2, Series D and Series F preferred stock, related party	-	-	(26,733,098)	-
Net Loss Attributable to Common Shareholders	(5,304,946)	2,148,518	(43,535,672)	(26,829,630)

Net Income (Loss) Per Common Share – Basic and Diluted	$(0.21)	$0.10	$(1.80)	$(1.51)

Weighted Average Common Shares Outstanding – Basic and Diluted	25,665,619	20,880,195	24,152,088	17,816,624

CORMEDIX INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2019	2018

ASSETS
Cash, cash equivalents and restricted cash	$16,525,187	$17,795,323
Short-term investments	$11,984,157	$-
Total Assets	$29,475,910	$18,825,914

Total Liabilities	$5,829,650	$13,891,658
Accumulated deficit	$(195,421,172)	$(178,988,098)
Total Stockholders’ Equity	$23,646,260	$4,934,256

CORMEDIX INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2019	2018

Cash Flows From Operating Activities:
Net loss	$(16,433,074)	$(26,829,630)
Net cash used in operating activities	(15,052,024)	(23,700,565)
Cash Flows Used In Investing Activities:
Net cash used in (provided by) investing activities	(12,020,459)	1,555,414
Cash Flows From Financing Activities:
Net cash provided by financing activities	25,804,362	29,397,070
Foreign exchange effects on cash	(2,015)	(7,878)
Net (Decrease) Increase in Cash and Cash Equivalents	(1,270,136)	7,244,041
Cash and Cash Equivalents and Restricted Cash - Beginning of Period	17,795,323	10,551,282
Cash -and Cash Equivalents and Restricted Cash - End of Period	$16,525,187	$17,795,323

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